EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Great Lakes Aviation, Ltd.:

We consent to incorporation by reference in the registration statements No. 33-90926 on Form S-8, No. 333-75706 on Form S-8, and No. 333-38338 on Form S-3 of Great Lakes Aviation, Ltd. of our report dated March 30, 2006, relating to the balance sheets of Great Lakes Aviation, Ltd. as of December 31, 2005 and 2004, and the related statements of operations, stockholders’ equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2005, which report appears in the December 31, 2005 annual report on Form 10-K of Great Lakes Aviation, Ltd.

Our report dated March 30, 2006, contains an explanatory paragraph that states the Company has not been able to generate sufficient cash flows to service contractual obligations during the three years ended December 31, 2005 and had liabilities in excess of assets at December 31, 2005, that raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG LLP

Denver, Colorado

March 30, 2006

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